Exhibit 99.1

MATTEL ELECTS YNON KREIZ TO ITS BOARD OF DIRECTORS

EL SEGUNDO, Calif., June 13, 2017 – Mattel, Inc. (Nasdaq: MAT) announced today that Ynon Kreiz, 52, has been elected to serve on its Board of Directors, effective June 13, 2017.

Mr. Kreiz brings more than 20 years of experience as a leader, operator and investor in the media and entertainment industry. He most recently served as Chairman and CEO of multi-channel network Maker Studios. He previously served as Chairman and CEO of Endemol, the world’s largest independent television production company. Prior to that he served as Chairman and CEO of Fox Kids Europe, which he co-founded and expanded into 56 countries to become one of the largest pay-TV channels in Europe and the Middle East.

Mr. Kreiz earlier served as General Partner at European venture capital firm Balderton Capital (formerly Benchmark Capital Europe), during which he served on the boards of several media and technology companies. Mr. Kreiz is a member of the board of directors at Warner Music Group.

Executive Chairman Christopher A. Sinclair said: “We are excited to welcome Ynon to the Mattel Board of Directors. Ynon brings deep expertise as a leader and innovator in the international media space, and he will add important insight and guidance to support the successful implementation of our strategy. His election is an important step in the process to replenish our Board and address the scheduled retirement of myself and Fran Fergusson at the end of the current term.”

Chief Executive Officer Margo Georgiadis said: “Ynon is a disruptive thinker who challenges the status quo and I’m confident he will bring tremendous value to Mattel as we reposition our business for accelerated growth. He will provide valuable perspective as we leverage our leading portfolio of kids IP to create new content and experiences that advance our business across the globe.”

The election of Mr. Kreiz by Board action brings the total number of directors to 12.

About Mattel

Mattel is a creations company that inspires the wonder of childhood. Our mission is to be the recognized leader in play, learning and development worldwide. Mattel’s portfolio of global consumer brands includes American Girl®, Barbie®, Fisher-Price®, Hot Wheels® and Thomas & Friends™, among many others. Mattel also creates a wealth of lines and products made in collaboration with leading entertainment and technology companies. With a global workforce of approximately 32,000 people, Mattel operates in 40 countries and territories and sells products in more than 150 nations. Visit us online at www.mattel.com.

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Contacts:

News Media Alex Clark 310-252-6397 alex.clark@mattel.com	Securities Analysts David Zbojniewicz 310-252-2703 david.zbojniewicz@mattel.com

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